EXECUTION VERSION

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AGENCY SERVICES AGREEMENT

THIS AGENCY SERVICES AGREEMENT made as of the 22nd day of July, 2025 by and between NORTHRN FUNDS, a Delaware statutory trust and registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), with offices at 50 South LaSalle Street, Illinois, Chicago 60603 (the “Trust”), severally and for and on behalf of its series listed on Appendix A hereto (each a “Fund” and together the “Funds”) as the same may be amended from time to time, and JPMORGAN CHASE BANK, N.A. a national banking association with a place of business at 383 Madison Avenue, New York, New York 10179 (“J.P. Morgan”).

PREMISE

J.P. Morgan, in its capacity as custodian of the Trust has been engaged to provide custody services to the Trust and its various portfolios pursuant to the terms of a global custody Agreement dated as June 19, 2025 (the “Custody Agreement”). The Trust intends to issue in respect of its portfolios listed on Exhibit A hereto (each a “Fund” or an “ETF Series”) an exchange-traded class of shares known as “ETF”1 Shares” for each ETF Series. The ETF Shares shall be created .in bundles called ‘‘Creation Units.” The Trust, on behalf of the ETF Series, shall create and redeem ETF Shares of each ETF Series only in Creation Units principally in kind for portfolio securities of the particular ETF Series (“Deposit Securities”) and/or cash, as more fully described in the current prospectus and statement of additional information of the Trust, included in its registration statement on Form N-1A, No 811-08236; and as authorized under the Order of Exemption dated    of    the Securities and Exchange Commission, Investment Company Act Release No.________ File No.    . Only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with the Distributor, acting on behalf of the Trust, shall be authorized to create and redeem ETF Shares in Creation Units from the Trust. The Trust wishes to engage J.P. Morgan to perform certain services on behalf of the Trust with respect to the creation and redemption of ETF Shares, as the Trust’s agent, namely: to provide transfer agent services for ETF Shares of each ETF Series; to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation) with respect to the settlement of trade orders with Authorized Participants; and to provide custody services under the terms of the Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for ETF Shares and the redemption of ETF Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each ETF Series.

1 “ETF” is being shown in this document until theTrust has identified a tradename for its exchange traded fund product.

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NOW THEREFORE, in consideration of the promises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Trust and J.P. Morgan agree as follows:

l.  DEFlNITlONS. The following terms as used in this Agreement shall have the meanings as set forth below:

Agreement: means this Agency Services Agreement.

AML/Sanctions Requirements: means (a) any Applicable Law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to J.P. Morgan, or to any J.P. Morgan Affiliate engaged in servicing any account, which governs (i) money laundering, the financing of terrorism, insider dealing or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or subject to, sanctions of any governmental authority; and (b) any J.P. Morgan policies and procedures reasonably designed to assure compliance with any such Applicable Law.

Applicable Law: means any applicable statute, including, the 1940 Act, Investment Advisers Act of 1940, as amended, the Securities Act of 1933, as amended (the “1933 Act”) and the Securities Exchange Act of 1934, as amended, (the “1934 Act”) as well as any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

Authorized Participant: means a broker or dealer that is a DTC participant and that has executed an Authorized Participant Agreement with the Distributor for the creation and redemption of Creation Units.

Authorized Participant Agreement: means the agreement between the Distributor, on behalf of the Trust, and a broker or dealer that is a DTC Participant governing the creation and redemption of Creation Units.

Authorized Person: means any person who has been designated by written notice from the Trust (or by any agent designated by the Trust, including, without limitation, an Investment Adviser or other service provider to the Trust), to act on behalf of Trust hereunder, any person who has received a User Code from the Trust, or any person authorized by the Trust to receive a User Code from J.P. Morgan, or any person who provides instructions to J.P. Morgan on behalf of the Trust via a JPMC API. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives Instructions from the Trust (or its agent) that any such person is no longer an Authorized Person.

Balancing Amount: means an amount of cash equal to the difference between the net asset value of a Creation Unit and the market value of the Deposit Securities (in the case of an creation) or the market value of the Redemption Securities (in the case of a redemption). For the creation of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable to the ETF Series by the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable by the ETF Series to the Authorized

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Participant. For redemptions of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable by the ETF Series to the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable to the ETF Series by the Authorized Participant.

Business Continuity Plan: has the meaning set forth in Section 14.

Board: has the meaning set forth in Section 2.

Cash Component: means an amount of cash consisting of the Balancing Amount and a Transaction Fee.

Clearing Process: means CNS, the NSCC clearing and settlement process for the creation and redemption of Creation Units for securities in kind.

CNS: means the Continuous Net Settlement System of NSCC.

Confidential Information: means and includes all non-public information concerning the Trust which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non- confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

Creation Deposit: means the consideration for the creation of a Creation Unit consisting of Deposit Securities and the Balancing Amount.

Creation Unit: means a large block of a specified number of ETF Shares that makes up one unit of the ETF Series, as specified in the ETF Series’ prospectus. A Creation Unit is the minimum number of ETF Shares that may be created or redeemed at any one time.

Custodian: means J.P. Morgan acting in the capacity as securities custodian for the Trust.

Deposit Securities: means with respect to each business day the designated basket of securities that will generally be tendered to an ETF Series by an Authorized Participant to create one or more Creation Units of that Fund’s ETF Shares.

Distributor: means the party identified as distributor in the Trust prospectus that may sign the Authorized Participant Agreement on behalf of the Trust.

DTC: means The Depository Trust Company, a limited purpose trust company organized under the law of the State of New York.

DTC Participant: means a “participant” as such term is defined in the rules of DTC.

DTC Participant Account: means an ‘‘account” as such term is defined in the rules of DTC.

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ETF Series: means the series of the Trust that are listed on Exhibit A hereto, as amended from time to time.

ETF Shares: means the shares of each ETF Series.

Force Majeure Event: has the meaning set forth in Section 14.

Fund Administrator: means the entity appointed to provide fund administration services to the Funds, as notified by the Trust to J.P. Morgan in writing.

Identifying Information: has the meaning set forth in Section 10(a).

Index Receipt Agent: means J.P. Morgan acting in the capacity as ‘‘index receipt agent,” as such term is defined in the rules of NSCC, for the Trust.

Information Provider: means any person (including a J.P. Morgan Affiliate) who provides software, information or the means of obtaining information on security prices, derivative prices, security characteristics data, market reference data derivative prices, foreign exchange, credit ratings, performance measurement or any other information obtained by J.P. Morgan in connection with the services (including index return providers, security characteristics providers, and value-at-risk providers).

Initial Term: has the meaning set forth in Section 11(a).

Instructions: means instructions which: (i) contain all necessary information required by J.P. Morgan to enable J.P. Morgan to carry out the Instructions; (ii) are received by J.P. Morgan in accordance with the prevailing Security Procedures; and (iii) J.P. Morgan believes in good faith have been given by an Authorized Person or are transmitted with proper testing or authentication pursuant to terms and conditions which J.P. Morgan may specify.

Investment Adviser: means any person or entity appointed as investment adviser or manager of any of the Funds, in accordance with the Registration Statement.

J.P. Morgan Indemnitees: means J.P. Morgan, and its nominees, directors, officers, employees and agents.

JPMC API: means a J.P. Morgan application programming interface.

JPMM ID: means an individual’s J.P. Morgan Markets ID.

Liabilities: means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

NAV Error: means one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed net asset value calculation and the corrected net asset value calculation of at least $0.010 per share. This computation is based upon the actual difference and is not based upon the rounding of the NAV calculation to the nearest cent per share.

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NSCC: means National Securities Clearing Corporation, a clearing agency that is registered with the SEC.

Order Taker: means J.P. Morgan acting in the capacity as order taker of the Funds.

Outside the Clearing Process: means processing creation and redemption orders concerning Creation Units and Deposit Securities and Redemption Securities for settlement exclusively through DTC or, when the settlement is not DTC eligible, as a window delivery to the offices of the Custodian.

Prospectus: has the meaning set forth in Section 3(b)(vii).

Redemption Securities: means the designated basket of securities provided by the Trust to an Authorized Participant redeeming a Creation Unit. On any given day, the Redemption Securities may or may not be identical to the Deposit Securities.

Registration Statement: has the meaning set forth in Section 3(b)(v).

Reports: means any data, information or reports provided by or issued by J.P. Morgan in connection with the provision of the services.

SEC: means the Securities and Exchange Commission

Security Procedure: means the applicable security procedure to be followed by the Trust (and its Authorized Persons) and/or by J.P. Morgan, so as to enable J.P. Morgan to verify that an instruction is authorized. The applicable Security Procedure for different types of instructions may be set forth in service level documentation in effect from time to time with respect to the services set forth in this Agreement or in separate documentation, and may be updated by J.P. Morgan from time to time upon notice to the Trust. A Security Procedure may, without limitation, involve the use of User Codes, dual-factor authentication, telephone call backs, or third party utilities. For the avoidance of doubt, (i) a SWIFT message issued in the name of the Trust through any third party utility that J.P. Morgan has approved as a utility through which Instructions may be provided hereunder shall be deemed to have been verified through a Security Procedure, and/or (ii) a message issued in the name of the Trust and received by J.P. Morgan through a JPMC API shall be deemed to have been verified through a Securities Procedure.

Security Incident: means an event which results in (i) unauthorized access to, disclosure or use of Fund’s or Trust’s Confidential Information or (ii) unauthorized access to J.P. Morgan systems that store, process or transmit Fund’s or Trust’s Confidential Information and which, in the case of either (i) or (ii), (a) creates a material risk of harm to the Funds or Trust or (b) has a direct, adverse impact on J.P. Morgan’s ability to perform its obligations under the Agreements

Shareholder: means DTC or its nominee. A single global certificate for each ETF Series will be created in the name of DTC or its nominee. DTC or its nominee shall be the sole registered holder of ETF Shares of each ETF Series.

Standard of Care: has the meaning set forth in Section 8(a).

Third Party Clain: has the meaning set forth in Section 8(g).

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Transaction Fee: means a transaction fee imposed by the Trust and payable by the Authorized Participant in connection with the creation or redemption of Creation Units.

Transfer Agent: means J.P. Morgan acting in the capacity as transfer agent for the ETF Shares of each ETF Series of the Trust.

USA PATRIOT Act: has the meaning set forth in Section 10(a).

User Code: means a password digital certificate, identifier (including biometric identifier), including JPMM ID, security device, algorithm, encryption or other similar procedure used to access J.P. Morgan’s systems, applications or products or to issue Instructions to J.P. Morgan.

2.   APPOINTMENT. The Trust hereby appoints J.P. Morgan to provide services for the Trust, as described hereinafter, subject to the supervision of the Board of Trustees of the Trust (the ‘‘Board”), on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 of this Agreement.

3.   REPRESENTATIONS AND WARRANTIES.

(a)   J.P. Morgan represents and warrants to the Trust that:

(i)   J.P. Morgan is a national bank duly organized and existing as a banking association under the laws of the United States;

(ii)   J.P. Morgan is duly qualified to carry on its business in the State of New York;

(iii)  J.P. Morgan is empowered under Applicable Laws and by its charter and by-laws to enter into and perform the services described in this Agreement;

(iv)  J.P. Morgan is a transfer agent registered with the SEC;

(v)  All requisite corporate action has been taken to authorize J.P. Morgan to enter into and perform this Agreement;

(vi)  J.P. Morgan has, and shall continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vii)  no legal or administrative proceedings have been instituted or threatened against J.P. Morgan which would impair J.P. Morgan’s ability to perform its duties and obligations under this Agreement; and

(viii)  J.P. Morgan’s execution and performance of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan;

(ix)  J.P. Morgan has established pursuant to the Bank Secrecy Act and other U.S. laws and regulations applicable to it, Anti-Money Laundering (AML)

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compliance programs, including but not limited to: (1) the development of internal policies, procedures, and controls; (2) the designation of a compliance officer; (3) the implementation of ongoing employee training programs: and (4) the creation of an independent audit function to test such programs;

(x) J.P. Morgan has a customer identification program (CIP) consistent with the rules under section 326 of the USA Patriot Act with respect to the services performed by it under this Agreement;

(xi) To the extent that J.P. Morgan is required to effect currency transactions related to the services under this Agency Services Agreement, J.P. Morgan, in respect of those transactions, will (1) file all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports; (2) screen all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA Patriot Act; and (3) allow appropriate regulators to examine its anti-money laundering books and records.

(xii) J.P. Morgan: (1) has in place policies and procedures reasonably designed to ensure compliance with the transfer agent rules of the Securities Exchange Act of 1934, as amended; (2) will upon reasonable request provide certifications, reports of any material violations of, and any material changes to such policies and procedures to the Trust’s Chief Compliance Officer, and (3) will maintain appropriate records in accordance with said transfer agent rules and any other applicable laws;

(xiii) J.P. Morgan will comply with the Trust’s portfolio holdings disclosure policy; and

(xiv) J.P. Morgan is not affiliated with any listing exchange or underlying index provider for any ETF Series.

J.P. Morgan further agrees that upon the Trust’s request, but no more frequently than annually, it will provide the Trust’s Chief Compliance Officer with an assurance letter regarding compliance with J.P. Morgan’s AML programs.

(b)  The Trust represents and warrants to J.P. Morgan that:

(i)   the Trust is duly organized and existing and in good standing under the laws of the State of Delaware

(ii)  the Trust is empowered under Applicable Laws and by its charter document and by-laws to enter into and perform this Agreement;

(iii)  all requisite proceedings have been taken to authorize the Trust to enter into and perform this Agreement;

(iv)  the Trust is an open-end management investment company properly registered under the 1940 Act;

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(v)  a registration statement under the 1933 Act and the 1940 Act on Form N-1A (the “Registration Statement”) has been filed and shall be effective and shall remain effective during the term of this Agreement, and all necessary filings under the laws of the states shall have been made and shall be current during the term of this Agreement;

(vi)  no legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement, other than as described in the Trust’s registration statement;

(vii)  the Trust’s Registration Statement complies in all material respects with the 1933 Act and the 1940 Act and none of the Trust’s prospectuses and/or statements of additional information, and any amendments and supplements thereto (such prospectuses and statement of additional information, as in effect and as amended and supplemented from time to time (herein called the “Prospectus”) contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

(viii)  the Trust’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

4.   DELIVERY OF DOCUMENTS.

The Trust shall promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may request or require to properly discharge its duties. Such documents may include but are not limited to the following:

(i)   Resolutions of the Board authorizing the appointment of J.P. Morgan to provide certain services to the Trust;

(ii)  the Trust’s charter documents;

(iii)  the Trust’s by-laws;

(iv)  the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC;

(v)  the Trust’s Registration Statement, as filed with the SEC;

(vi) the Trust’s final application for an Order of Exemption with respect to the ETF Series and ETF Shares, and the Order of Exemption of the SEC granting the relief requested in the application;

(vii) auditors’ reports and opinions of counsel regarding the Trust’s securities creation;

(viii) the Trust’s Prospectuses relating to all funds, series, portfolios and

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classes, as applicable;

(ix)  the Trust’s annual and semi-annual reports for the current year and annually while this Agreement is in effect; and

(x)  such other material agreements as the Trust may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

5.   SERVICES PROVIDED.

J.P. Morgan shall provide the following services subject to the control, direction and supervision of the Board and its designated agents and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, charter document and by- laws; Applicable Laws and regulations; and all resolutions and policies adopted by the Board:

(i)   Transfer Agency Services described in Schedule A to this Agreement;

(ii)   Index Receipt Agent Services described in Schedule B to this Agreement,

(iii)  Order Taking Services described in Schedule C to this Agreement; and

(iv)  such other services in connection with ETF Shares as the parties may mutually agree in writing.

6.   FEES AND EXPENSES.

(a)   As compensation for the services rendered to the Trust pursuant to this Agreement the Trust shall pay J.P. Morgan the fees as may be agreed upon in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket or incidental expenses, including, but not limited to, routine legal fees related to services under this Agreement with the prior approval of the Trust or its investment adviser. All fees and expenses are to be billed monthly (unless another period is agreed upon) and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

(b)   J.P. Morgan shall render, after the close of each month in which services have been furnished, a statement reflecting all of the fees and expenses for such month (or other agreed upon billing period). Fees and expenses remaining unpaid after thirty (30) days from the date of receipt of the statement shall bear interest, from the date of the statement to the date of repayment to J.P. Morgan by the Trust, at such rate as J.P. Morgan customarily charges for similar overdue amounts, and all costs and expenses of effecting collection of any such sums, including reasonable attorney’s fees, shall be paid by the Trust to J.P. Morgan. In the event that the Trust disputes a fee or fees for a particular billing period and it is determined by the parties that an adjustment of the fees in favor of the Trust is in order, interest shall not be charged on the amount of the fee that is the subject of such adjustment, provided that the adjusted amount due is paid promptly.

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7.   INSTRUCTIONS.

(a)   The Trust authorizes J.P. Morgan to accept and act upon any Instructions received by it without inquiry. The Trust will indemnify J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instructions or other directions upon which J.P. Morgan is authorized to rely under the terms of this Agreement unless the Liabilities result from a failure on the part of a J.P. Morgan Indemnitee to act in accordance with the Standard of Care with respect to the manner in which such Instructions or directions are followed.

(b)   Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or suspended.

(c)   J.P. Morgan may (in its sole discretion and without affecting any part of this Section 7) seek clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon the Instruction if it does not receive clarification or confirmation reasonably satisfactory to it. J.P. Morgan shall not be liable for any loss arising from any delay while it seeks such clarification or confirmation, except to the extent such delays results from the a failure of J.P. Morgan or J.P. Morgan Indemnitee to act in accordance with the Standard of Care.

(d)   To the extent possible, Instructions to J.P. Morgan shall be sent via an encrypted, electronic means using technology consistent with industry standards, or a trade information system acceptable to J.P. Morgan. The use of a JPMC API by the Trust to provide Instructions to J.P. Morgan shall be subject to the terms of Annex I, in addition to any other applicable terms in this Agreement.

7.1   VERIFICATION AND SECURITY PROCEDURE

(a)   J.P. Morgan and the Trust shall comply with any applicable Security Procedure to permit J.P. Morgan to verify the authenticity of Instructions.

(b)   The Trust acknowledges that the Security Procedure is designed to verify the authenticity of, and not to detect errors in, instructions. The Trust shall promptly notify J.P. Morgan if it does not believe that any relevant Security Procedure is commercially reasonable, and its adherence to any Security Procedure without objection constitutes its agreement that it has determined the Security Procedure to be commercially reasonable.

(c)   The Trust and its Authorized Persons are solely responsible for ensuring that the User Codes are reasonably safeguarded and known to and used by only the respective Authorized Persons to whom such User Codes apply. If (i) the User Codes are (or the Trust or its relevant Authorized Person reasonably suspects that the User Codes may be) lost, stolen, damaged, altered, unduly disclosed, known in a manner inconsistent with its purposes or compromised, (ii) the Trust’s or any Authorized Persons’ access to J.P. Morgan’s systems, applications or products, or any third party messaging platform through which the Instructions are transmitted, is revoked or suspended, or (iii) the Trust or an Authorized Person reasonably suspects any technical or security failure relating to any systems, applications or products of J.P. Morgan or any third party messaging platform through

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which the Instructions are transmitted, the Trust shall immediately cease using such system, application, product or platform and promptly notify J.P. Morgan.

(d)   Notwithstanding anything to the contrary in this Agreement, the Trust hereby agrees that where an instruction/directive is provided to J.P. Morgan through a JPMC API, J.P. Morgan shall not be required to authenticate such instruction/directive through any means, including an access code or User Code. J.P. Morgan shall be entitled to rely on an instruction/directive that is submitted to a JPMC API by any individual who identifies itself as an Authorized Person and such instruction/directive shall be deemed an Instruction for purposes of this Agreement, as long as such instruction/directive includes the individual’s active JPMM ID. Although no authentication will be required, J.P. Morgan hereby agrees to use commercially reasonable efforts to verify that the individual’s JPMM ID is active and is associated to the Trust in J.P. Morgan’s records. The JPMM ID must be active in order for J.P. Morgan to accept such Instruction through a JPMC API.

(e)   To the extent an active JPMM ID is required in order for the Trust to provide certain Instructions to J.P. Morgan, the Trust shall ensure that each of its relevant Authorized Persons maintain their JPMM ID active throughout the term of this Agreement. An active JPMM ID is also required for business continuity purposes and for approval of certain orders, through J.P. Morgan’s proprietary order taking platform, where applicable.

8.   LIMITATIONS OF LIABILITY AND INDEMNIFICATION.

(a)   J.P. Morgan shall use reasonable care in performing its duties under this Agreement, J.P. Morgan will not be responsible for any loss or damage suffered by the Trust or the Funds with respect to any matter as to which J.P. Morgan has satisfied its obligation of reasonable care unless the same results from an act of negligence, fraud, or willful misconduct on the part of J.P. Morgan or any J,P, Morgan Indemnitee. (“Standard of Care”).

(b)   J.P. Morgan shall be liable to the Trust for its direct damages, excluding attorneys’ fees, to the extent they result from J.P. Morgan’s failure to adhere to the Standard of Care, in performing its duties as set out in this Agreement. Nevertheless, under no circumstances shall J.P. Morgan be liable for any indirect, special or consequential damages (including, without limitation, lost profits) of any form, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.).

(c)   Notwithstanding any provision herein that may be to the contrary, absent J.P. Morgan’s fraud or willful misconduct, the maximum aggregate liability of J.P. Morgan and J.P. Morgan Indemnitees for each successive one-year period following the effective date of this Agreement in respect of any and all claims of any kind arising out of, in connection with or relating to this Agreement or the provision of the Services, or the Fund Servicing Agreement or the provision of the Services (as defined therein), regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages, shall be the lesser of (a) four (4) times the total fees payable during the previous twelve (12) months, or in the case of any time prior to reaching the first twelve (12) months an amount equal to four times the projected first twelve (12) months fees, for the Services provided under this Agreement and the Fund Servicing Agreement, or (b) three million six hundred thousand dollars ($3,600,000.00); provided, however, such liability cap shall not apply to an NAV Error by J.P. Morgan in calculating the net asset value of any Fund.

(d)   Without limiting subsections (a) and (b) above, J.P. Morgan shall not be

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responsible for, and the Trust shall indemnify and hold J.P. Morgan and the J.P. Morgan Indemnitees harmless from, any Liabilities that may be imposed on, incurred by or asserted against J.P. Morgan and the J.P. Morgan Indemnitees by any third party in connection with or arising out of the performance of its/their duties hereunder, provided that the J.P. Morgan Indemnitees have acted in accordance with the Standard of Care in connection with the Liabilities in question, including but not limited to those arising out of or attributable to:

(i)   any and all actions of J.P. Morgan or its officers, employees or agents required to be taken pursuant to this Agreement;

(ii)  the reasonable reliance on or use by J.P. Morgan or its officers. employees or agents of information, records, or documents which are received by J.P. Morgan or its officers, employees or agents and furnished to it or them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any third party on behalf of the Trust;

(iii)  the Trust’s refusal or failure to comply with the terms of this Agreement or the Trust’s lack of good faith, or its actions, or lack thereof, involving negligence, fraud or willful misconduct;

(iv)   the breach of any representation or warranty of the Trust hereunder;

(v)  the taping or other form of recording of telephone conversations or other forms of electronic communications with the Trust, its agents or any investor or reliance by J.P. Morgan on telephone or other electronic Instructions of any person acting on behalf of the Trust or an investor for which telephone or other electronic services have been authorized so long as such taping or form of recording is in compliance with Applicable Laws;

(vi)  the reliance by J.P. Morgan, its officers, employees or agents on any share certificates which are reasonably believed to bear the proper manual or facsimile signature of an Authorized Person of the Trust;

(vii)  any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by data, corporate action or pricing services, depositories or clearing systems, or securities brokers or dealers;

(viii)  the offer or sale of ETF Shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities Laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such ETF Shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

(ix)  any failure of the Trust’s registration statement to comply with the 1933 Act and the 1940 Act and any other Applicable Laws, or any untrue statement of a

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material fact or omission of a material fact necessary to make any statement therein not misleading in the Trust’s Prospectus; provided such failure is not a result of information provided by J.P. Morgan to the Trust for inclusion the Trust’s Registration Statement;

(x)  the actions taken by the Trust, the Distributor or by the Trust’s investment advisers in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

(xi)  all actions, omissions, or errors caused by third parties to whom J.P. Morgan or the Trust have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust or the Distributor, or by the Trust’s investment advisers or sponsor.

Notwithstanding subsections (a) above, J.P. Morgan shall have no duty or obligation of reasonable care with respect to any of the activities described in clauses (viii), (ix), (x) or (xi) of this subsection (d).

(e)   J.P. Morgan will indemnify the Trust, its trustees and officers against, and hold them harmless from, any and all direct Liabilities that may be imposed on, incurred by or asserted against any of them by any third party in connection with or arising out of J.P. Morgan’s failure to act in accordance with the Standard of Care, provided that the Trust, its trustees and officers have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question.

(f)   Under no circumstances shall the Trust be liable to J.P. Morgan or the J.P. Morgan Indemnitees for any indirect, special or consequential damages (including, without limitation, lost profits) of any form, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, provided that this Subsection 8(f) shall not apply to any Liability owing to a third party asserting a claim against J.P. Morgan for which J.P. Morgan is entitled to be indemnified under this Agreement.

(g)   The Trust shall defend J.P. Morgan or, at Trust’s option, settle any claim, demand or cause of action, whether groundless or otherwise, that ETF Shares or any of the services provided herein for the Trust infringes on, violates or misappropriates any patent, copyright, trademark, trade secret or any other proprietary right, and shall indemnify and hold harmless J.P. Morgan, its officers, employees and agents against all Liabilities, including court and settlement costs incurred by J.P. Morgan or any of them as a result of or relating to such claim, demand or cause of action (“Third Party Claim”). J.P. Morgan shall, as soon as reasonably practicable, notify the Trust in writing of any such Third Party Claim, and give the Trust all reasonably necessary information and assistance to defend or settle such Third Party Claim. J.P. Morgan may participate in the defense or settlement of the Third Party Claim at any time and may retain its own counsel but Trust shall not be liable for any legal fees or expenses subsequently incurred by J.P. Morgan in connection with the defense thereof, unless (i) Trust has agreed to pay such fees and expenses, (ii) Trust shall have failed to employ counsel satisfactory to J.P. Morgan in a timely fashion or (iii) J.P. Morgan shall have reasonably determined that representation of J.P. Morgan by counsel provided by the Trust pursuant to the foregoing would be inappropriate due to actual or potential conflicting interests between the Trust and J.P. Morgan, including without limitation, situations in which there are one or more legal defenses available to J.P. Morgan that are different from or additional to those available to Trust. J.P. Morgan shall not enter into any settlement with respect to such Third Party Claim subject to

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indemnification hereunder without the prior written consent of the Trust, which consent shall not be unreasonably withheld.

(h)   This Section 8 shall survive the termination of this Agreement, regardless of the party that terminated the Agreement or the reason therefor.

9.  REDISTRIBUTION OF DATA FROM THIRD PARTIES.

The Reports and other output from the services provided by J.P. Morgan to the Trust under this Agreement may contain data licensed from Information Providers. Such data is the intellectual property of those Information Providers and is subject to restrictions on use contained in the license agreement between the Information Provider and J.P. Morgan, which J.P. Morgan cannot unilaterally change. J.P. Morgan will notify the Trust of any such restrictions that may affect the Trust’s use of the that data to the extent provided herein, and shall use reasonable efforts to notify the Trust if the Information Provider adds additional restrictions on the use of such data. The Trust acknowledges that its continued use of such data as provided herein shall constitute the Trust’s acceptance of the revised usage restrictions, provided, however, that any redistribution of such data or information derived therefrom may require a separate license from the relevant Information Providers.

10.  U.S. REGULATORY DISCLOSURE; CERTAIN INFORMATION OF THE TRUST

(a)   Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Trust acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Trust’s or Fund’s identity, including, without limitation, the name, address and organizational documents of such entity (“Identifying Information”). The Trust agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by J.P. Morgan.

(b)   The Trust hereby acknowledges that J.P. Morgan is obliged to comply with AML/Sanctions Requirements and that J.P. Morgan shall not be liable for any action it or any J.P. Morgan Affiliate reasonably takes to comply with any AML/Sanctions Requirements, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, financial assets, or other assets. The Trust shall cooperate with J.P. Morgan’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements. In addition, the Trust agrees that J.P. Morgan may defer acting upon an Instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements, and that J.P. Morgan shall not be responsible for any Liabilities resulting from or relating to such deferral.

11.  TERM AND TERMINATION.

(a)   The initial term of this Agreement shall be for a period of three years following the date on which J.P. Morgan commenced providing services under the Agreement (“Initial Term”). Following the Initial Term the Agreement will automatically renew for additional

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one year periods effective from the first anniversary of the date of the end of the Initial Term of this Agreement, unless and until a valid termination notice is given by the Trust, on behalf of one or more Funds, at least sixty (60) days prior to the applicable term or by J.P. Morgan at least one-hundred and eighty (180) days prior to the applicable term. Notwithstanding the above, in the event of the termination of the Custody Agreement or the Fund Servicing Agreement between J.P. Morgan and the Trust, the Trust at any time may terminate this Agreement in whole or in part.

(b)   Notwithstanding Section 9. 1(a):

(i)   Either party, at any time, may terminate this Agreement immediately without penalty on written notice to the other party in the event that a material breach of this Agreement, the Custody Agreement and/or the Fund Servicing Agreement by the other party has not been cured within thirty (30) days’ of that party being given written notice of the material breach unless the parties agree to extend the period to remedy the breach, and

(ii)   Either party may terminate this Agreement immediately without penalty on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure.

12.  NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Trust:

With a copy to:

Northern Funds

50 South LaSalle Street Chicago, IL 60603

Attention: Craig Carberry, Secretary

Telephone: 312-557-2996

Fax: 312-444-4676

Northern Funds

50 South LaSalle Street Chicago, IL 60603

Attn: Peter K. Ewing

Telephone: 312-444-7337

Fax: 312-431-4071

If to J.P. Morgan in its capacity as Transfer Agent, Index Receipt Agent, or Order Taker:

JPMorgan Chase Bank, N.A.

70 Fargo St., Floor 08

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Boston, MA 02210

Attention: Adam King, Securities Services

Telephone: 617-223-9187

If to J.P. Morgan in its capacity as Custodian, as provided for in the Custody Agreement.

13. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

14. FORCE MAJEURE. J.P. Morgan shall maintain and update from time to time business continuation and disaster recovery procedures (a “Business Continuity Plan”) with respect to its Transfer Agent, Index Receipt Agent and custody business that are required by Applicable Law and that it determines from time to time meet reasonable commercial standards. Upon request, J.P. Morgan shall provide the Trust with a summary of the Business Continuity Plan and shall discuss with the Trust any Business Continuity Plan of J.P. Morgan and/or provide a high-level presentation summarizing such Plan. J.P. Morgan shall have no liability, however, for any damage, loss or expense of any nature that the Trust may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except to the extent that such fraud or forgery is attributed to J.P. Morgan or to J.P. Morgan’s employees), malfunction of equipment or software (except to the extent such malfunction is primarily attributable to J.P. Morgan’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of J.P. Morgan (including without limitation, the non-availability of appropriate foreign exchange) (a “Force Majeure Event”), provided the that J.P. Morgan has notified the Trust promptly when it becomes aware of a specific occurrence or event and uses commercially reasonable efforts to resolve the adverse effects of the specific occurrence or event.

15. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

16. ASSIGNMENT. This Agreement will be binding on each of the parties’ successors and assigns, but the parties agree that neither party can assign any of its rights or obligations under this Agreement without the prior written consent of the other party which consent will not be unreasonably withheld or delayed; except J.P. Morgan may assign this Agreement without the Trust’s consent to any Affiliate or subsidiary of J.P. Morgan.

17. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

18.  GOVERNING LAW AND JURISDICTION. This Agreement shall be construed,

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regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws. The United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County shall have sole and exclusive jurisdiction. Either of these courts shall have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of either of the courts specified and to accept service of process to vest personal jurisdiction over them in such courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

19. USE OF NAMES. The Trust shall not use J.P. Morgan’s name in any offering material, shareholder report, advertisement or other material relating to the Trust, other than for the purpose of merely identifying and describing the functions of J.P. Morgan hereunder, in a manner not approved by J.P. Morgan in writing prior to such use; provided, however, that J.P. Morgan shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

J.P. Morgan shall not refer to or use the name “Northern Funds” or “Northern Trust” in any offering material, shareholder report, advertisement or other material relating to J.P. Morgan, other than for the purpose of merely identifying and describing the services provided to the Trust hereunder, in a manner not approved by the Trust in writing prior to such use; provided, however, that the Trust shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

20.  CONFIDENTIALITY.

(a)  Subject to Section 18.7(b), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s or Funds business, or with the prior consent of the Trust.

The Trust authorizes J.P. Morgan to disclose Confidential Information to the extent necessary to provide relevant services to the Funds to:

(i)   its professional advisers, auditors or public accountants;

(ii)  its Affiliates; and

(iii)  any revenue authority or any governmental entity.

(b)  Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement, including, without limitation, any commercial terms, in confidence.

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21.  COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be an original and together shall constitute one and the same agreement.

22.  HEADINGS. Headings are for convenience only and are not intended to affect interpretation. References to sections are to sections of this Agreement and references to subsections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

23.  ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits, and also including the Custody Agreement to the extent custody services are provided in conjunction with Index Receipt Agent services for ETF Shares, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the services provided herein for Trust, Funds and ETF Shares, whether oral or written.

24.  SEVERAL OBLIGATIONS OF THE FUNDS. This Agreement is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually, and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders personally but are binding only upon the assets and property of the Trust. With respect to the obligations of each Fund arising hereunder, J.P. Morgan shall look for payment or satisfaction of any such obligation solely to the assets of the Fund to which such obligation relates as though J.P. Morgan had separately contracted by separate written instrument with respect to each Fund, and in no event shall J.P. Morgan have recourse, by set off or otherwise, to or against any assets of any other Fund.

25.  INFORMATION SECURITY.

(a)   Each of the Trust and J.P. Morgan will maintain written cybersecurity policies and procedures which implement commercially reasonable administrative, technical, and physical safeguards that are aligned with industry security standards and compliant with Applicable Law, including but not limited to Regulation S-P, and that, among other things, (i) ensure the security and confidentiality of their respective systems and data;(ii) protect against any anticipated threats or hazards to the security or integrity of their respective systems and data; and (iii) protect against unauthorized access to or use of their respective systems and data that could result in substantial harm or inconvenience to its customers. J.P. Morgan may, in its discretion, provide training or information on best practices to the Trust from time to time but in so doing it will not be considered a consultant or advisor with respect to cybersecurity.

(b)   J.P. Morgan shall respond to the Trust’s reasonable requests for information concerning J.P. Morgan’s cybersecurity program and, upon request, J.P. Morgan will provide a high-level summary of its applicable policies and procedures, to the Trust, to the extent it is able to do so without divulging sensitive, proprietary, or J.P. Morgan’s confidential information. Upon reasonable request, J.P. Morgan shall discuss with the Trust the cybersecurity program of J.P. Morgan and/or provide a high-level presentation summarizing such program. The Trust acknowledges that certain information provided by J.P. Morgan, including internal policies and procedures, may be proprietary to J.P. Morgan, and agrees to protect the confidentiality of all such materials it receives from J.P. Morgan under the terms of this agreement.

(c)   J.P. Morgan shall notify the Trust without undue delay and subject to Applicable Law, in the event that J.P. Morgan confirms a Security Incident and identify to Trust the Trust’s Confidential Information impacted by the Security Incident, unless otherwise prohibited by Applicable

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Law or otherwise instructed by a law enforcement or supervisory authority. J.P. Morgan will take reasonable steps to mitigate the effects of the Security Incident and reasonably cooperate with Trust in investigating the Security Incident.

(d)   Each of the Trust and J.P. Morgan will be responsible for the obtaining, proper functioning, maintenance and security of its own services, software, connectivity and other equipment.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

NORTHERN FUNDS	JPMORGAN CHASE BANK, N.A.

By:	By:

Name: Kevin P O’ Rourke	Name: Adam King

Title: President	Title: Executive Director

Date: Jul-22-2025	Date: July 22, 2025

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AGENCY SERVICES AGREEMENT

SCHEDULE A

TRANSFER AGENCY SERVICES FOR

ETF SERIES

Following are the transfer agent services that shall be provided by J.P. Morgan for the Trust in its capacity as Transfer Agent for each ETF Series. Unless otherwise defined in this Schedule A, defined terms will have the same meaning as set forth in Section I of this Agreement.

A.   Creation and Redemption of ETF Shares of each ETF Series.

1. Pursuant to such creation orders that Index Receipt Agent shall receive from the Trust or its agent, Transfer Agent shall register the appropriate number of book entry only ETF Shares in the name of DTC or its nominee as the sole shareholder (the “Shareholder”) for each ETF Series and deliver the shares of the applicable ETF Series in Creation Units on the business day next following the trade date (T+1) to the DTC Participant Account of the Custodian for settlement. It is understood and agreed that J.P. Morgan, in its capacity as Transfer Agent, Index Receipt Agent or Custodian, shall not be responsible for determining whether any order, if accepted, shall result in the depositor of the Creation Deposit owning or appearing to own eighty percent (80%) or more of the outstanding ETF Shares of such ETF Series.

2. Pursuant to such redemption orders that Index Receipt Agent shall receive from the Distributor on behalf of the Trust or other designated agent of the Trust, Transfer Agent shall redeem the appropriate number of ETF Shares of the applicable ETF Series in Creation Units that are delivered to the designated DTC Participant Account of Custodian for redemption and debit such shares from the account of the Shareholder on the register of the applicable ETF Series.

3. Transfer Agent shall issue ETF Shares of the applicable ETF Series in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of ETF Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Transfer Agent. In issuing ETF Shares of the applicable ETF Series through DTC to a purchaser, Transfer Agent shall be entitled to rely upon the latest Instructions that are received from the Distributor, Trust or its agent by the Index Receipt Agent (as set forth in Schedule B, Section A. Subsection 3(b) of this Agreement) concerning the creation and delivery of such shares for settlement.

4. Transfer Agent shall not create any ETF Shares for a particular ETF Series where it has received an Instruction from the Trust or written notification from any federal or state authority that the sale of the ETF Shares of such ETF Series has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such Instructions or written notification.

5. Upon the creation of ETF Shares of any ETF Series as provided herein, Transfer Agent shall not be responsible for the payment of any original create or other taxes, if any, required to be paid by the Trust in connection with such creation.

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6. ETF Shares of any ETF Series may be redeemed in accordance with the procedures set forth in the Prospectus of the Trust, in the Authorized Participant Agreement and in the AP Handbook. as may be amended from time to time and J.P. Morgan shall duly process all redemption requests.

B.  Payment of Dividends and Distributions on ETF Shares of each ETF Series.

1. J.P. Morgan shall prepare and make payments for dividends and distributions declared by the Trust on behalf of the ETF Series.

2. The Trust or its designated agent shall promptly notify both the Custodian and the Transfer Agent of the declaration of any dividend or distribution in respect of each ETF Series. The Trust shall furnish to J.P. Morgan a statement signed by an Authorized Person: (i) indicating that dividends have been declared on a specific periodic basis and Instructions specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which the Shareholder shall be entitled to payment, the total amount payable to the Shareholder and the total amount payable to J.P. Morgan as Transfer Agent on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by ETF Series, the date of payment thereof, the record date as of which the Shareholder is entitled to payment, and the amount payable per share to the Shareholder as of that date and the total amount payable to Transfer Agent on the payment date. The Trust’s Board of Trustees shall approve the Authorized Persons to provide such information to J.P. Morgan.

3. Upon its receipt from the Trust of the information set forth in Subsection 2 immediately above, the Fund Administrator, based upon the amount of ETF Shares outstanding on its books and records, shall calculate the total dollar amount of the dividend or distribution on each ETF Series and notify the Trust of this amount. The Trust shall verify this total dollar amount as calculated by the Fund Administrator. Provided the Trust is in agreement with the Fund Administrator, the Trust shall instruct the Custodian to place in a dividend disbursing account maintained by the Transfer Agent funds equal to the total cash amount of the dividend or distribution to be paid out in respect of each ETF Series. Should Custodian determine that it does not have sufficient cash in the Custody Account to pay the total amount of the dividend or distribution to the Transfer Agent, Custodian shall advise the Trust and the Trust shall either adjust the rate of the dividend or distribution or provide additional cash to Custodian for credit to the dividend disbursing account maintained by Transfer Agent. The Transfer Agent shall credit such dividend or distribution to the account of the Shareholder.

4. Should Transfer Agent not receive from Custodian sufficient cash to make payment as provided in the immediately preceding Subsection, Transfer Agent or Custodian shall notify the Trust, and Transfer Agent shall withhold payment to the Shareholder until sufficient cash is provided to J.P. Morgan and J.P. Morgan shall not be liable for any claim arising out of such withholding.

C.  Recordkeeping.

1. J.P. Morgan shall create and maintain such records in accordance with laws, rules and regulations applicable to J.P. Morgan as a registered transfer agent. All records shall be available for inspection and use by the Trust. J.P. Morgan shall maintain such records for at least six years (and in no event less than the period required by Applicable Law that governs J.P. Morgan’s role as service provider under the Agreement) or for such other period as J.P. Morgan and the Trust may mutually agree.

2. Upon reasonable notice by the Trust, J.P. Morgan shall make available during regular business hours all records and other data created and maintained by J.P. Morgan as Transfer Agent for

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reasonable audit and inspection by the Trust, or any person retained by the Trust. J.P. Morgan acknowledges and agrees that the records maintained by J.P. Morgan are the property of the Trust.

3. J.P. Morgan shall record the creation of ETF Shares of each ETF Series and maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total number of ETF Shares of each ETF Series that are authorized, based upon data provided to J.P. Morgan by the Trust or the ETF Series, issued and outstanding. Also, J.P. Morgan shall provide the Trust on a regular basis with the total number of ETF Shares authorized, issued and outstanding in respect of each ETF Series but shall not be responsible for, when recording the creation of ETF Shares, monitoring the creation of such shares or compliance with any laws relating to the validity of the creation or the legality of the sale of such shares.

D.  Establish Procedures.

Procedures applicable to the transfer agent services to be performed hereunder may be established from time to time by agreement between the Trust and J.P. Morgan. J.P. Morgan shall have the right to utilize any shareholder accounting and record-keeping systems that, in its opinion, enables it to perform any services to be performed hereunder, provided that the usage does not compromise the confidentiality of the Trust’s records or otherwise breach this Agreement.

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AGENCY SERVICES AGREEMENT

SCHEDULE B

INDEX RECEIPT AGENT SERVICES

AND RELATED CUSTODY SERVICES FOR ETF SERIES

Following are the Index Receipt Agent services that shall be provided by J.P. Morgan for the Trust in respect of each ETF Series. J.P. Morgan shall perform these services as Index Receipt Agent in conjunction with the custody services that are currently provided by J.P. Morgan, as Custodian, to each ETF Series under the terms of the Custody Agreement. J.P. Morgan shall be entitled to all the protective provisions in the Custody Agreement in respect of its duties and its performance as Index Receipt Agent and Custodian for the settlement of creations and redemptions of Creation Units of each ETF Series. If there are any inconsistencies between the terms of the Custody Agreement and the terms herein with respect to processing, clearance and the settlement of creation and redemption orders for ETF Shares of each ETF Series the terms herein shall govern. Unless otherwise defined in this Schedule B, defined terms will have the same meaning as set forth in Section I of this Agreement.

A.	Index Receipt Agent Services.

1.   J.P. Morgan, with the assistance of the Trust, shall make application to NSCC to be the Index Receipt Agent on behalf of the Trust and each ETF Series for the processing, clearance and the settlement of creation and redemption orders for ETF Shares of each ETF Series and Creation Deposits through the facilities of NSCC and DTC. The foregoing shall only be applicable to US domestic ETFs that maintain DTC eligible baskets of securities. US domestic ETFs that maintain non-DTC eligible baskets of securities and US domiciled global ETFs will be processed via proprietary ETF servicing modules. However, J.P. Morgan shall continue to deliver the Portfolio Composition Files to the NSCC for further dissemination to market participants.

2.   The Distributor, on behalf of the Trust, shall enter into an Authorized Participant Agreement with each Authorized Participant, which shall be delivered to J.P. Morgan and which J.P. Morgan, in its capacity as Index Receipt Agent, shall acknowledge.

3.   In connection with the procedures that may be established from time to time between J.P. Morgan and the Trust on behalf of each ETF Series for the processing, clearance and settlement of the creation and redemption of Creation Units through the Clearing Process, J.P. Morgan shall:

(a)  (i) receive from the Investment Adviser daily, a computer generated file that is in form and substance acceptable to NSCC containing a list of the Deposit Securities (if applicable) for each ETF Series, (ii) receive from the Order Taker daily, a computer generated file that is in form and substance acceptable to NSCC containing the Balancing Amount (which term includes any cash-in-lieu amount) and the Transaction Fee for each ETF Series and (iii) transmit both files (referenced in subparagraphs (i) and (ii) herein), as received, to NSCC;

(b)   receive from the Order Taker on each trade date a computer

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generated file that is in a form and substance acceptable to NSCC and that contains creation orders from Authorized Participants that have been accepted by the Distributor on behalf of the Trust and each ETF Series, for the creation of Creation Units against delivery of Deposit Securities and a Balancing Amount and Transaction Fee; transmit the file of creation orders as received from the Order Taker to NSCC; receive back from NSCC the file of creation orders enhanced with NSCC generated prices for the Deposit Securities contained in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such creation orders, instruct the Transfer Agent to create the appropriate number of ETF Shares of the applicable ETF Series for deposit to the Custodian’s DTC Participant Account;

(c)  receive from the Order Taker on each trade date a computer generated file that is in a form and substance acceptable to NSCC and that contains redemption orders from Authorized Participants that have been accepted by the Distributor on behalf of the Trust for each ETF Series; transmit the file of redemption orders as received from the Order Taker to NSCC; receive back from NSCC the file of redemption orders enhanced with NSCC generated prices for the Redemption Securities contained in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such redemption orders, instruct the Transfer Agent to redeem the appropriate number of ETF Shares of the applicable ETF Series in Creation Units and reduce the account of the Shareholder accordingly; and

(d)  at the appropriate times, cause to be paid over to Authorized Participants or the Trust, as applicable, the Balancing Amounts on the creation or redemption of Creation Units, as instructed by the Order Taker or the Trust on behalf of each ETF Series.

4.   The Trust understands and agrees that all risk associated with the processing, clearance and settlement of the creation and redemption of ETF Shares, Deposit Securities and Redemption Securities and cash through the Clearing Process shall be that of the Trust and each ETF Series irrespective of whether in effecting such creations and redemptions for the Trust on behalf of each ETF Series through the Clearing Process, J.P. Morgan, as a member of NSCC, is acting as principal or as agent; and, in respect hereof, the Trust and each ETF Series, shall be bound by all the rules and procedures of NSCC and DTC as though it were the member or participant of such clearing and settlement systems.

B.	Outside the Clearing Process.

1.	The following transactions shall be handled Outside the Clearing Process:

(i)

any creation or redemption of Creation Units that the Trust, its Distributor or another authorized agent shall instruct J.P. Morgan to settle Outside the Clearing Process; J.P. Morgan will set up ETFs for processing, clearing and settlement within the Clearing Process or Outside of the Clearing Process.

This set up is not subject to change on an ad hoc basis; and

(ii)	any security create that is part of a Creation Deposit or redemption of Creation Units and that according to NSCC rules is deemed to be

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ineligible for the Clearing Process, including securities that are not eligible to be settled through DTC.

2.   All such transactions shall be effected by J.P. Morgan on a delivery-versus-payment and receive-versus-payment basis through DTC and according to DTC’s rules, and the Trust or the ETF Series shall provide to J.P. Morgan the information and terms that are necessary to settle each transaction, including the cash value of each security settlement, unless the Trust’s or the ETF Series’ Instruction is that delivery is to be made free of payment; provided, however, that any security that is not DTC eligible shall be settled as a window delivery pursuant to street practice. All such transactions shall be effected by J.P. Morgan as Custodian and subject to the terms of the Custody Agreement. US fixed income securities that are not DTC eligible will be settled free of payment via the Fed or similar US clearing structure. Foreign equity and fixed income securities will be settled locally free of payment.

3.   The Trust recognizes that fails to receive (including partial fails) may occur from time to time with respect to one or more of the security creates in a basket of Deposit Securities settled outside the Clearing Process, including but not exclusive to non-DTC eligible domestic ETFs, US-domiciled global fixed income ETFs and US-domiciled global equity ETFs.

4.   If an Authorized Participant has submitted a creation order for an ETF Series Outside the Clearing Process, but is unable to transfer all or part of the Deposit Securities to Index Receipt Agent at or prior to the required time, Order Taker will nonetheless accept the creation order if it is otherwise acceptable in form and substance, and the Trust shall rely on an undertaking by such Authorized Participant to deliver the missing Deposit Securities as soon as possible, which undertaking shall be secured by such Authorized Participant’s delivery and maintenance of collateral having a percentage value of the market value of the missing Deposit Securities specified by the Trust (the “Creation Required Cash Collateral”).

5.   Beginning on the trade date, Index Receipt Agent will compare (i) the Deposit Securities received from the Authorized Participant to (ii) the Deposit Securities required to create the Creation Unit. If the Index Receipt Agent has failed to receive any of the required Deposit Securities, on the trade date and on each subsequent business day, Index Receipt Agent shall calculate and notify the Authorized Participant of the amount of the Creation Required Cash Collateral using (i) prices and foreign exchange rates as furnished to Index Receipt Agent by the Fund Administrator or a third-party on behalf of the Trust and (ii) the collateral valuation percentage specified by the Trust pursuant to Section B.4 of this Schedule B. Any Creation Required Cash Collateral shall be in the form of US dollars and will be held by Index Receipt Agent subject to the terms of the Custody Agreement.

6.   The Trust acknowledges and agrees that Index Receipt Agent’s calculation of the Creation Required Cash Collateral will be based solely on the information it receives pursuant to pursuant to Section B.4 of this Schedule B and will not reflect any adjustment for purchase interest on debt securities or any other such adjustments.

7.   If Index Receipt Agent has received from the Authorized Participant the Creation Deposit and Creation Required Cash Collateral (if any) required to settle a creation order, the Index Receipt Agent will instruct the Transfer Agent to create the

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appropriate number of ETF Shares of the applicable ETF Series for deposit to the Custodian’s DTC Participant Account for transfer to the Authorized Participant.

8.   If the Index Receipt Agent holds cash received from an Authorized Participant in connection with a creation order in excess of the amount of Creation Required Cash Collateral, Index Receipt Agent is authorized to return such collateral to the Authorized Participant once it exceeds a minimum threshold specified by Index Receipt Agent (and as agreed upon by Index Receipt Agent and the Trust). Moreover, Index Receipt Agent is authorized to accept from any Authorized Participant, both prior to and after the settlement date of each order, Deposit Securities in exchange for an off-setting amount of Creation Required Cash Collateral previously received in connection with such order.

9.   If Index Receipt Agent has not received from the Authorized Participant the Creation Deposit and Creation Required Cash Collateral (if any) required to settle a creation order, Index Receipt Agent shall have no obligation to settle, and no liability for failing to settle, such creation order. Moreover, Index Receipt Agent shall have no obligation to settle, and shall have no liability for refusing to settle, any creation order received from an Authorized Participant if the Authorized Participant has not provided the Creation Deposit and Creation Required Cash Collateral (if any) required to settle every creation order with the same settlement date for every ETF Series of the Trust subject to this Schedule B.

10.   In the event an Authorized Participant has submitted a redemption request in proper form for a Creation Unit but is unable to transfer all of the ETF Shares required to redeem the Creation Unit at or prior to the required time, the Index Receipt Agent will nonetheless accept and effect the redemption request in reliance on the undertaking by the Authorized Participant to deliver all of the ETF Shares required to redeem the Creation Unit as soon as possible, which such undertaking shall be secured by the Authorized Participant’s delivery and maintenance of collateral having a specified percentage value of the value of the entire Redemption Order (“Redeem Required Cash Collateral”).

11.   Where all of the Redemption Securities are US domestic securities, beginning on settlement date, Index Receipt Agent will compare (i) the ETF Shares received from the Authorized Participant to (ii) the ETF Shares required to redeem each Creation Unit. If the Index Receipt Agent has failed to receive any of the required ETF Shares, on the settlement date and on each subsequent business day, Index Receipt Agent shall calculate and notify the Authorized Participant of the amount of the Redeem Required Cash Collateral using (i) prices and foreign exchange rates as furnished to Index Receipt Agent by the Fund Administrator or a third-party on behalf of the Trust and (ii) the collateral valuation percentage specified by the Trust pursuant to Section B.10 of this Schedule B. Any Redeem Required Cash Collateral shall be in the form of US dollars and will be held by Index Receipt Agent subject to the terms of the Custody Agreement. The Trust authorizes Index Receipt Agent to permit the Authorized Participant at any time to exchange the ETF Shares required to redeem the Creation Unit in exchange for an equivalent amount of the Redeem Required Cash Collateral.

12.   Where any of the Redemption Securities are not US domestic securities, the Index Receipt Agent shall request from the Authorized Participant on the business

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day after the trade date of the redemption transaction either (i) the Redeem Required Cash Collateral or (ii) the ETF Shares required to redeem each Creation Unit. The Index Receipt Agent will return the Redeem Required Cash Collateral on the redemption transaction settlement date following receipt of (i) the ETF Shares required to redeem each Creation Unit or (ii) the Redeem Required Cash Collateral.

C.	Settlement of Balancing Amount and Transaction Fee.

Any Balancing Amount and Transaction Fee to a particular transaction shall be handled over the funds transfer wire (Fedwire) or as part of J.P. Morgan’s overall daily net cash settlement at DTC.

D.	Creation Deposits through the Clearing Process: Allocation of Fails; Posting of Accounts.

1.   The Trust recognizes that fails to receive (including partial fails) may occur from time to time with respect to one or more of the security creates in a basket of Deposit Securities settled through the Clearing Process. The Trust acknowledges and agrees that, whenever a fail to receive shall occur on a settlement date, J.P. Morgan shall book to a single control account maintained for all funds for which J.P. Morgan provides Index Receipt Agent services (the “Control Account”), the quantity of the security that it failed to receive (each such fail a “short receive position”) and the cash value of that short position that it receives from NSCC (and that NSCC, pursuant to its rules, marks to market daily) pending settlement. J.P. Morgan shall not post to any ETF Series account any cash that it receives from NSCC on a short receive position pending settlement.

J.P. Morgan shall make available to the Trust a daily listing of all short receive positions that are in the Control Account and that relate to any ETF Series. J.P. Morgan will allocate daily, on a pro-rata or other basis deemed by it to be fair and equitable, short receive positions in the same security that is common to the securities accounts of such ETF Series and to the securities accounts of such other funds for which J.P. Morgan is acting as Index Receipt Agent. The Trust agrees that any such allocation shall be conclusive on the Trust and the affected ETF Series. When the Deposit Securities that are subject of the short receive positions are received by J.P. Morgan, they will be credited by J.P. Morgan on a FIFO basis to the custody accounts of the applicable funds.

J.P. Morgan shall not process a securities transaction in a security having a short receive position in the Control Account to the extent the Trust does not have a sufficient quantity of that security in its ETF Series accounts with J.P. Morgan to settle the transaction. Custodian shall post Deposit Securities to the applicable ETF Series custody accounts on a contractual settlement basis pursuant to the terms of the Custody Agreement.

2.   Should a short receive position in a security remain in the Control Account for two (2) or more NSCC business days, the Trust may elect to instruct J.P. Morgan to exercise NSCC’ s buy -in rules with respect to that short position. If an ETF Series needs to sell a short security in its account, the Trust may request that J.P. Morgan exercise a buy-in of the short security under applicable NSCC rules.

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E.	Redemptions through the Clearing Process: Delivery Fails; Posting of Cash.

1.   The Trust recognizes that on the redemption of Creation Units of an ETF Series through the Clearing Process J.P. Morgan, on behalf of the applicable ETF Series, is obligated to deliver to NSCC on the settlement date the required type and amount of Redemption Securities to redeem the Creation Units of the applicable ETF Series. It shall be the responsibility of the Trust and each ETF Series to maintain in the custody account the required type and amount of Redemption Securities for the redemption of Creation Units of each ETF Series. Should the custody account of an ETF Series for any reason (for example, through the Trust’s participation in a securities lending program on behalf of the ETF Series) have a short position in respect of any of the securities creates comprising the basket of Redemption Securities (a “short delivery position”) with the result that, on settlement date, J.P. Morgan is unable to deliver a sufficient quantity of the Redemption Securities to NSCC, the Trust acknowledges that J.P. Morgan shall be obligated under NSCC’s rules to fund the short delivery position with cash pending delivery of the quantity of securities needed to cover the short delivery position. J.P. Morgan shall be entitled to charge to the account of the applicable ETF Series the amount of cash needed to cover the short delivery position. In the event that J.P. Morgan advances its own funds to cover an ETF Series short delivery position, J.P. Morgan, in its discretion, may charge the applicable ETF Series interest on the amount of the advance at the rate that J.P. Morgan charges for advances of a similar nature to similar customers of J.P. Morgan, unless J.P. Morgan and the Trust have mutually agreed in writing upon another rate.

2.   In the event that J.P. Morgan shall have advanced its own funds to cover a short delivery position at NSCC for an ETF Series, J.P. Morgan shall have, to the extent of the amount of the advance, a security interest in the securities that remain in the ETF Series custody account and J.P. Morgan shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. Nothing herein or in the Custody Agreement shall be construed to mandate that J.P. Morgan, acting as Index Receipt Agent for the Trust and each ETF Series, effect redemptions of Creation Units where J.P. Morgan, acting in good faith, believes that it may not be repaid an advance by the Trust or the ETF Series or otherwise not receive from the ETF Series delivery of the Redemption Securities that are the subject of a short delivery position.

F.	Establish Procedures.

The Trust and J.P. Morgan, from time to time, may establish written procedures for the processing and settlement and related activities effected for ETF Shares of each ETF Series through the Clearing Process and Outside the Clearing Process.

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AGENCY SERVICES AGREEMENT

SCHEDULE C

ORDER TAKING SERVICES

Order Taker shall perform the below order taking services for the Trust in respect of each Fund and their respective ETF Series in its capacity as the order taker.

A.	Order Taking Process.

1.   Order Taker will receive creation or redemption orders from the Authorized Participants in accordance with the Prospectus and any procedures established in the applicable Authorized Participant handbook (“AP Handbook”). In the event of any conflict between the Prospectus and any procedures established in the AP Handbook, the Prospectus shall prevail; provided, however, that this paragraph A.1 shall not apply to any updates to a Prospectus impacting Order Taker’s obligations under this Agreement unless Order Taker and the Trust have mutually agreed to modify the services to accommodate such change in accordance with this Agreement.

2.   The Trust agrees that all obligations of the Authorized Participants set forth in this Schedule C shall be included in the applicable AP Handbook.

3.   Order Taker will receive from the Authorized Participant orders via any electronic means approved by Order Taker, including an electronic order-taking platform (“Electronic Order Taking Means”) or by phone. All phone orders must be promptly followed by a fax communication from the Authorized Participant for verification before the order is considered effective. When placing orders by phone or through Electronic Order Taking Means, the Authorized Participant and each individual authorized by the Authorized Participant to instruct orders on its behalf (“Authorized Participant User”), will be required to provide the appropriate identifiers and/or security devices or procedures relating to use of Order Taker’s electronic network, systems or platforms, which may include the use of User Codes, dual-factor authentication, telephone call backs, or third party utilities.

4.   Each Authorized Participant User must agree to comply with the terms and conditions governing access to and use of Order Taker’s JPMC API, electronic network, systems, or platforms (“Terms and Conditions”). Upon receipt of an Authorized Participant User’s agreement to abide by the Terms and Conditions, Order Taker will work with the Authorized Participant to complete any other necessary documentation and steps to allow the Authorized Participant User to use the Electronic Order Taking Means.

5.   Notwithstanding anything to the contrary herein, the Trust acknowledges that technological irregularities, periods of heavy market activity or other circumstances may prevent Authorized Participant Users from being able to timely or successfully use the Electronic Order Taking Means or Order Taker’s other order-taking processes. Order Taker will use commercially reasonable efforts to correct or replace any of the unavailable processes, and the Trust and the Authorized Participant shall cooperate with Order Taker to allow it to resume providing the order taking services set forth in this Schedule C.

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B.	Post-Order Process.

1.   Order Taker will receive orders from Authorized Participants during each business day up until the relevant cutoff hours that have been provided to Order Taker in writing by the Trust, which cutoff hours must be acceptable to Order Taker and consistent with Order Taker’s operating procedures (the “Cut- Off Time”). Any changes to the Cut-Off Time must be acceptable to Order Taker and must be provided by the Trust to Order Taker in writing. An acceptable change to the Cut- off Time will become effective after Order Taker has had a reasonable opportunity to adjust therefor. Order Taker will notify the Trust of any orders received in a reasonably prompt manner. After the Cut-Off Time, Order Taker will provide the Trust and or its designated agent with a consolidated report detailing all orders received during that business day. In the event Order Taker receives an order that does not include all the information required for Order Taker to process the order, or necessitates action by the Trust prior to its acceptance (as determined in Order Taker’s reasonable discretion, in each instance), Order Taker may consult with the persons authorized by the Trust in connection with the same. The information currently required to be submitted with each order is attached hereto as Exhibit B. The Trust acknowledges that any delays or failure to provide any of the required order information may prevent Order Taker from being able to provide the services and Order Taker shall have no liability for failing to process an order for which it has not timely received all required order information.

2.   The Trust or its designated agent shall be responsible for instructing Order Taker as to its approval or rejection of each order via Electronic Order Taking Means or in accordance with the terms of Order Taker’s service level documentation. Order Taker will send preliminary and final confirmations to each Authorized Participant and will generate a consolidated report detailing all confirmations, which shall be sent to relevant parties as instructed by the Trust. Order Taker will maintain copies and provide to the Trust upon request such confirms, which will be retained for a period consistent with Applicable Law and Order Taker’s record keeping policies, procedures and practices.

C.	Orders’ Compilation and Publication.

Each business day, Order Taker will submit to the Index Receipt Agent a computer generated file containing the Balancing Amount and the Transaction Fee for each ETF Series (the “Create/Redeem File”). Order Taker will also transmit the Create/Redeem File to the Custodian to the Trust to set up instructions to deposit, withdraw and/or settle ETF Shares through DTC. The Create/Redeem File will also identify the relevant Authorized Participant to enable the generation of the ETF Share delivery instructions to such Authorized Participant.

D.	Security Procedures.

1.   The Trust agrees that all instructions issued to it or J.P. Morgan by an Authorized Participant User are deemed to be Instructions under this Agreement.

2.   Concurrently with each request by the Authorized Participant for Order Taker to grant an Authorized Participant User access to Electronic Order Taking Means, and as requested from time to time by Order Taker (but no less frequently than annually), the Authorized Participant shall deliver to Order Taker, a certificate setting forth the names and other details of all

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Authorized Participant Users. Such certificate may be accepted and relied upon by Order Taker as conclusive evidence of the facts set forth therein.

3.   Upon the termination or revocation of authority of an Authorized Participant User by the Authorized Participant, the Authorized Participant shall give prompt written notice of such fact to Order Taker, together with an updated certificate as described in subsection 2 above, with such notice being effective after Order Taker has received and had reasonable time to act on such notice of revocation.

4.   Any User Codes provided by Order Taker in accordance with this Schedule C shall be kept confidential and may only be used by or provided to Authorized Participant Users (unless required otherwise by Applicable Law). The User Codes may be revoked by the Authorized Participant at any time upon written notice to Order Taker and as provided for in the Terms and Conditions, and the Authorized Participant shall be responsible for doing so in the event that it becomes aware that an unauthorized person has received access to, or used, the User Codes in an unauthorized manner. Upon receipt of such written request, Order Taker shall promptly withdraw, destroy, disable or de-activate the relevant User Codes, as necessary in its discretion.

5.   Notwithstanding anything to the contrary in this Agreement, the Trust hereby agrees that, with respect to orders received by Order Taker from an Authorized Participant through a JPMC API, Order Taker shall not be required to authenticate the individual submitting the order through any means, including an access code or User Code. Order Taker shall be entitled to rely on such order, and such order shall be deemed provided by an Authorized Participant User, as long as such individual identifies itself as an Authorized Participant User by including its JPMM ID in the order message. Although no authentication will be required, Order Taker hereby agrees to use commercially reasonable efforts to verify that the individual’s JPMM ID is active and is associated to the relevant Authorized Participant pursuant to paragraph D.2 above. The JPMM ID must be active in order for the Order Taker to accept such order. An active JPMM ID is also required for business continuity purposes and for placing nonstandard/negotiated orders through J.P. Morgan Markets, where applicable.

E.	Establishment of Procedures.

The Trust and Order Taker may, from time to time, establish written procedures for the order taking and related activities effected for ETF Shares of each ETF Series.

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ANNEX I

APPLICATION PROGRAMMING INTERFACE TERMS AND CONDITIONS

Where the Trust elects to use a JPMC API to provide Instructions to J.P. Morgan under this Agreement, the following additional terms shall apply to the Trust’s use of JPMC API, notwithstanding anything to the contrary in this Agreement:

1.	Description.

(a)  Trust (through the Authorized Persons) may access the JPMC API solely to submit Instructions under this Agreement, in accordance with the terms of this Agreement. It is hereby understood that J.P. Morgan may stop accepting Instructions through the JPMC API at any time and in its discretion.

(b)  As between the Trust and J.P. Morgan, the Trust shall be solely responsible for ensuring that the users with access to the JPMC API are Authorized Persons that have a valid JPMM ID. As between the Trust and J.P. Morgan, the Trust is solely responsible for all actions taken or omitted with respect to its use and access of the JPMC API by the Trust users, whether they are Authorized Persons or not. Trust shall provide J.P. Morgan with prior written notice of the range of network addresses from which the Trust will use the JPMC API. Trust shall provide J.P. Morgan with at least thirty (30) days’ prior written notice of any changes to such range of network addresses it uses to access the JPMC API. Trust will promptly notify J.P. Morgan in writing if at any time (i) a JPMC API or JPMM ID becomes accessible to a person who is not, or who has ceased to be, an Authorized Person, (ii) Trust becomes aware of any loss, theft or unauthorized use of an Authorized Person’s JPMM ID, or (iii) Trust has reason to believe that the confidentiality of any JPMM ID may have been compromised. Upon receipt of such notice, J.P. Morgan will cancel such JPMM IDs; provided however, that Trust will remain responsible for any actions taken through the use of or with respect to such JPMM IDs prior to such cancellation. Notwithstanding the above, J.P. Morgan reserves the right to terminate or change any JPMM ID at any time and at its sole discretion. In addition, Trust acknowledges that J.P. Morgan has the right to deny or terminate Trust’s access to a JPMC API without notice.

2.	Representations and Warranties.

(a)  The Trust represents and warrants that the Trust’s system will not, to the best of its knowledge (including where the Trust would have been reasonably expected to know), contain any computer code that is designed to disrupt, disable, harm, modify, delete or otherwise impede in any manner, including aesthetic disruptions or distortions of J.P. Morgan’s software, firmware, hardware, computer systems or networks, such devices sometimes referred to as “viruses” or “worms”, (ii) would disable any J.P. Morgan systems (including J.P. Morgan’s electronic order taking platform and JPMM, together referred to as the “System”); or (iii) permits Trust or any third party to access the System and/or the JPMC API whether or not to cause disablement or impairments (sometimes referred to as “trap doors”, “access codes” or “back door” devices).

(b)  The Trust represents and warrants that it will not, directly or knowingly indirectly, cause J.P.

Morgan to be in violation of any regulation administered by U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”), and neither Trust nor, to its best knowledge after reasonable due diligence, any individual, entity, or organization holding any material ownership interest in Trust, nor any officer or director is determined to be an individual, entity, or organization with whom applicable law prohibits a United States company or individual from dealing (including names

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appearing on the OFAC Specially Designated Nationals and Blocked Persons List).

3.	Notice of Inability to Perform; Vulnerability Assessment, Notification and Remediation.

(a)  The Trust will notify J.P. Morgan immediately of any actual or threatened occurrence of any event that does, or could reasonably be expected to, materially adversely affect Trust’s ability to perform its obligations under this Agreement. Trust will notify J.P. Morgan immediately of any Security Breach (defined below), including the expected impact that the Security Breach may have on J.P. Morgan. On receipt of any notices under this section, J.P. Morgan may request, and Trust will as soon as reasonably practicable provide, further information and adequate assurances acceptable to J.P. Morgan.

(b)  The Trust will cooperate with J.P. Morgan to assess and remediate vulnerabilities that could compromise the System and/or the JPMC API, the Instructions and any other information or data transmitted to J.P. Morgan, systems, or critical functioning of the information technology infrastructure of J.P. Morgan or its clients or customers or that impacts Trust’s external-facing, internal or partner environments. To that end, the Trust will: (i) actively monitor industry resources for applicable security alerts and immediately notify J.P. Morgan upon the discovery of a critical vulnerability in its external-facing, internal, subcontractor or partner environments or in the systems connected to the System and/or the JPMC API (each, a “Critical Vulnerability”); (ii) respond in writing as soon as reasonably practicable to a J.P. Morgan inquiry about the impact of a known Critical Vulnerability; (iii) as soon as reasonably practicable after (A) the Trust’s discovery of a Critical Vulnerability, or (B) receipt of a J.P. Morgan inquiry about a Critical Vulnerability, provide J.P. Morgan with a written and detailed plan to appropriately remediate such Critical Vulnerability; and (iv) provide J.P. Morgan with written confirmation as soon as each such Critical Vulnerability has been remediated.

(c)  In the event that the Trust knows or reasonably should have known of any actual or reasonably suspected act or omission that compromises the integrity of any systems used for transmitting, processing, storing or otherwise handling the Instructions, including unauthorized or suspicious intrusion into those systems, improper access to or misuse of the System, JPMC API or Trust systems as well as applicable industry standard control requirement (“Security Breach”), Trust will immediately notify J.P. Morgan of, and will cooperate fully with J.P. Morgan to investigate and remediate, that Security Breach.

4.	Disclaimers; Limitation on Liability.

IN ADDITION TO ANY OTHER TERMS IN THIS AGREEMENT, J.P. MORGAN MAKES NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, QUALITY, ACCURACY, AND/OR AGAINST INFRINGEMENT WITH RESPECT TO THE JPMC API. THE JPMC API AND THE SYSTEM ARE PROVIDED “AS IS” WITH ALL FAULTS. IN NO EVENT WILL J.P. MORGAN OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE TO THE TRUST, OR ANY THIRD PARTY FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, DAMAGES FOR LOST PROFITS OR REVENUES, TRADING LOSSES, INACCURATE DISTRIBUTIONS, LOSS OF BUSINESS OR DATA, EXEMPLARY OR PUNITIVE DAMAGES OR OTHER DAMAGES OR LIABILITIES OF ANY KIND WITH RESPECT TO THE JPMC API OR THE TRUST’S USE OF THE JPMC API.

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5.	Indemnification.

In addition to any other indemnity set forth in the Agreement, the Trust will indemnify, defend and hold harmless J.P. Morgan and the J.P. Morgan Indemnitees from any and all Liabilities, incurred by or threatened against a J.P. Morgan Indemnitee arising from third party claims, demands, actions or threats of action (whether in law, equity or in an alternative proceeding) relating to the actual or alleged: (a) breach of Trust’s representations or warranties in this Annex (b) any Security Breach caused by the Trust, the Trust’s systems, or resulting from the Trust’s actions or inactions; or (c) fraudulent, negligent, willful or reckless acts or omissions of or by the Trust in connection with this Annex. No settlement or compromise that imposes any liability or obligation on any J.P. Morgan Indemnitee will be made without the J.P. Morgan Indemnitee’s prior written consent.

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Exhibit B

J.P. Morgan Exchange-Traded Fund Trust

ETF Order Form

For inquiries, please contact the JPM Order Taking Team at Tel: 800-969-7017 or via email:

ETF_Support_Team@jpmorgan.com

Order ID:              Trade Date:         Order

Date:                 Settle Date:         Order

Time:

Trader Name:

Trader JPMM ID:

Authorized Participant Entity Name:

Authorized Participant DTC #:

ETF Symbol:           ETF Name:

Order Direction (circle one):   Create     Redeem

Order Type (circle one):      Cash      Cash and Securities

Units:       Total Shares:

Cash in Lieu (CUSIPs or SEDOLs only):

Non-standard requests:

Creation Attestation

Purchaser represents and warrants that, immediately after giving effect to the purchase of Shares to which this confirmation relates, it will not own or hold eighty percent (80%) or more of the outstanding Shares of the relevant Series of the Trust.

Redemption Attestation

The Participant when submitting a Redemption Request is deemed to represent to the Trust that, as of the close of that Business Day, it (or its Participant Client) will own (within the meaning of Rule 200 of Regulation SHO) or has arranged to borrow for delivery to the Trust on or prior to the settlement date of the Redemption Request, the requisite number of Shares of the relevant Fund to be redeemed.

Authorized Participant Signature: _______________________

Please fax this form to 617-275-4474

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AGENCY SERVICES AGREEMENT

EXHIBIT A

LIST OF ETF SERIES

Northern Trust Short-Term Tax-Exempt Bond ETF

Northern Trust Intermediate Tax-Exempt Bond ETF

Northern Trust Tax-Exempt Bond ETF

Northern Trust 2030 Tax-Exempt Distributing Ladder ETF

Northern Trust 2035 Tax-Exempt Distributing Ladder ETF

Northern Trust 2045 Tax-Exempt Distributing Ladder ETF

Northern Trust 2055 Tax-Exempt Distributing Ladder ETF

Northern Trust 2030 Inflation-Linked Distributing Ladder ETF

Northern Trust 2035 Inflation-Linked Distributing Ladder ETF

Northern Trust 2045 Inflation-Linked Distributing Ladder ETF

Northern Trust 2055 Inflation-Linked Distributing Ladder ETF

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